EXHIBIT 1.1

SMART TRUST, TAX FREE INCOME TRUST (2008 SERIES C)

REFERENCE TRUST AGREEMENT

        This Reference Trust Agreement (the “Agreement”) dated June 24, 2008, among Hennion & Walsh, Inc., as Depositor, Hennion & Walsh Asset Management, Inc., as Portfolio Supervisor and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Smart Trust, Smart Ten Trust, Series 1, and Subsequent Series, Trust Indenture and Agreement” dated January 22, 2004 (the “Indenture”), and as amended in part by this Agreement (collectively, such documents hereinafter called the “Indenture and Agreement”). This Agreement and the Indenture, as incorporated by reference herein, will constitute a single instrument.

WITNESSETH THAT:

        WHEREAS, this Agreement is a Reference Trust Agreement as defined in Section 1.1 of the Indenture, and shall be amended and modified from time to time by an Addendum as defined in Section 1.1 (1) of the Indenture, such Addendum setting forth any Additional Securities as defined in Section 1.1 (2) of the Indenture;

        WHEREAS, the Depositor wishes to deposit Securities, and any Additional Securities as listed on any Addenda hereto, into the Trust and issue Units, and Additional Units as the case may be, in respect thereof pursuant to Section 2.5 of the Indenture; and

        NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Depositor, the Portfolio Supervisor and the Trustee agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

        Section 1. Subject to the provisions of Part II hereof, all the provisions contained in the Indenture are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

        Section 2. This Reference Trust Agreement may be amended and modified by Addenda, attached hereto, evidencing the purchase of Additional Securities which have been deposited to effect an increase over the number of Units initially specified in Part II of this Reference Trust Agreement (“Additional Closings”). The Depositor, Portfolio Supervisor and Trustee hereby agree that their respective representations, agreements and certifications contained in the Closing Memorandum dated June 24, 2008, relating to the initial deposit of Securities continue as if such representations, agreements and certifications were made on the date of such Additional Closings and with respect to the deposits made therewith, except as such representations, agreements and certifications relate to their respective By-Laws and as to which they each represent that there has been no amendment affecting their respective abilities to perform their respective obligations under the Indenture.

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

        Section 1. The following special terms and conditions are hereby agreed to:

(a) The Securities (including Contract Securities) listed in the Prospectus relating to this series of Smart Trust (the “Prospectus”) have been deposited in the Trust under this Agreement (see “Portfolio” in Part A of the Prospectus which for purposes of this Indenture and Agreement is the Schedule of Securities or Schedule A).

(b) The number of Units delivered by the Trustee in exchange for the Securities referred to in Section 2.3 is that number of Units set forth under “Number of Units” for the Trust in the “Summary of Essential Information” in the Prospectus.

(c) For the purposes of the definition of Unit in item (24) of Section 1.1, the fractional undivided interest in and ownership of the Trust initially is initially an amount the numerator of which is one and the denominator of which is the amount set forth under “Number of Units” for the Trust in the “Summary of Essential Information”.

(d) The term Record Date shall mean the fifteenth day of each month commencing on August 15, 2008.

(e) The term Distribution Date shall mean the last business day of each month commencing on August 29, 2008.

(f) The First Settlement Date shall mean June 27, 2008.

(g) Section 3.05 is hereby amended by deleting the last sentence of the sixth paragraph thereof.

(h) Section 3.05 is hereby amended by adding the following paragraph to the end of Section 3.05:

“Notwithstanding the foregoing, the Trustee shall not be required to make a distribution from the Income Account or the Principal Account unless the aggregate cash for distribution within the meaning of Treas. Reg 1.671-5(b)(5) from the Income Account and the Principal Account is equal to or greater than .1% of the net asset value of the Trust on the related Record Date. This provision is intended to comply with Treas. Reg. 1.675-15(c)(2)(v)(C), and shall interpreted consistent therewith and with any successor regulation.”

(i) For purposes of Section 6.1(g), the liquidation amount is hereby specified to be 40% of the aggregate value of the Securities at the completion of the initial public offering period.

(j) For purposes of Section 6.4, the Trustee shall be paid per annum an amount computed according to the following schedule, determined on the basis of the largest number of Units outstanding at any time during the period for which the compensation is being computed:

rate per 100 units	number of Units outstanding
$ 0.90	first5,000,000 or less
$ 0.84	next5,000,001 — 10,000,000
$ 0.78	next10,000,001 — 20,000,000
$ 0.66	next20,000,001 or more

(k) For purposes of Section 7.4, the maximum annual portfolio supervisory fee is hereby specified to be $.25 per 100 Units outstanding.

(l) The Termination Date shall be June 24, 2010, or the earlier disposition of the last Security in the Trust.

(m) The fiscal year for the Trust shall end on December 31 of each year.

        IN WITNESS WHEREOF, the parties hereto have caused this Reference Trust Agreement to be duly executed on the date first above written.

THE BANK OF NEW YORK Trustee

By: /s/ JOSEPH VILLELLA Vice President

(SEAL)

STATE OF NEW YORK	)
: ss.:
COUNTY OF NEW YORK	)

        On this 24th day of June, 2008, before me personally came Joseph Villella to me known, who, being by me duly sworn, did depose and say that he resides in Brooklyn, New York; that he is a Vice President of The Bank of New York, the company described in and which executed the above instrument; and that he signed his name thereto by authority of the board of directors of said company.

/s/ Notary Public

(Notarial Seal)

RPL § 309 – Corporate-no seal

HENNION & WALSH, INC.

By:	/s/ KEVIN D. MAHN Kevin D. Mahn Authorized Signatory

STATE OF NEW JERSEY	)
: ss.:
COUNTY OF PARSIPPANY	)

On this 24th day of June 2008, before me personally came Kevin D. Mahn to me known, who, being by me duly sworn, did depose and say that he resides in __________, __________; that he is an Authorized Signatory of Hennion & Walsh, Inc., the company described in and which executed the above instrument; and that he signed his name thereto by authority of the board of directors of said company.

/s/ Notary Public

(Notarial Seal)

RPL § 309 – Corporate-no seal

HENNION & WALSH ASSET MANAGEMENT INC. Portfolio Supervisor

By:	/s/ KEVIN D. MAHN Kevin D. Mahn Authorized Signatory

STATE OF NEW JERSEY	)
: ss.:
COUNTY OF PARSIPPANY	)

        On this 24th day of June, 2008, before me personally came Kevin D. Mahn, to me known, who, being by me duly sworn, did depose and say that he resides in ________, __________; that he is an Authorized Signatory of Hennion &Walsh Asset Management, Inc., the company described in and which executed the above instrument; and that he signed his name thereto by authority of the board of directors of said company.

/s/ Notary Public

(Notarial Seal)

RPL § 309 – Corporate-no seal